UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                           Gulfport Energy Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    402635108
--------------------------------------------------------------------------------
                                 (CUSIP Number)







* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of at section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 402635106

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1.   Names of Reporting Persons:  PMF Partners, L.L.C.

     I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a member of a Group (See instructions)


     (a)          |_|


     (b)          |X|
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------

Number of Shares       5.   Sole Voting Power:
Beneficially by
Owned by Each
Reporting Person
with:
                       ---------------------------------------------------------

                       6.   Shared Voting Power:  777,384
                       ---------------------------------------------------------
                       7.   Sole Dispositive Power:
                       ---------------------------------------------------------

                       8.   Shared Dispositive Power: 777,384
---------------------- ---------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 777,384
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9):  7.66%
--------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions) OO - limited liability company









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






CUSIP No. 402635106

--------------------------------------------------------------------------------

1.   Names of Reporting Persons:  Peter M. Faulkner

     I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a member of a Group (See instructions)


     (a)          |_|


     (b)          |X|
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  U.S.A.
--------------------------------------------------------------------------------
---------------------- ---------------------------------------------------------

Number of Shares       5.   Sole Voting Power:
Beneficially by
Owned by Each
Reporting Person
with:
                       ---------------------------------------------------------

                       6.   Shared Voting Power:  777,384
                       ---------------------------------------------------------

                       7.   Sole Dispositive Power:
                       ---------------------------------------------------------

                       8.   Shared Dispositive Power: 777,384
---------------------- ---------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 777,384
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9):  7.66%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions) IN









--------------------------------------------------------------------------------

CUSIP No. 402635106

--------------------------------------------------------------------------------

1.   Names of Reporting Persons:  Rumpere Capital, L.P.

     I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a member of a Group (See instructions)


     (a)          |_|


     (b)          |X|
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
---------------------- ---------------------------------------------------------

Number of Shares       5.   Sole Voting Power:
Beneficially by
Owned by Each
Reporting Person
with:
                       ---------------------------------------------------------

                       6.   Shared Voting Power:  638,259
                       ---------------------------------------------------------

                       7.   Sole Dispositive Power:
                       ---------------------------------------------------------

                       8.   Shared Dispositive Power: 638,259
---------------------- ---------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  638,259
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9):  6.29%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)   PN









--------------------------------------------------------------------------------

CUSIP No. 402635106

--------------------------------------------------------------------------------

1.   Names of Reporting Persons:  Rumpere Capital Fund, Ltd.

     I.R.S. Identification Nos. of above persons (entities only):
--------------------------------------------------------------------------------

2. Check the Appropriate Box if a member of a Group (See instructions)


     (a)          |_|


     (b)          |X|
--------------------------------------------------------------------------------

3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization:  British Virgin Islands
--------------------------------------------------------------------------------
---------------------- ---------------------------------------------------------

Number of Shares       5.   Sole Voting Power:
Beneficially by
Owned by Each
Reporting Person
with:
                       ---------------------------------------------------------

                       6.   Shared Voting Power:  139,125
                       ---------------------------------------------------------

                       7.   Sole Dispositive Power:
                       ---------------------------------------------------------

                       8.   Shared Dispositive Power: 139,125
---------------------- ---------------------------------------------------------

9.   Aggregate Amount Beneficially Owned by Each Reporting Person: 139,125
--------------------------------------------------------------------------------

10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
--------------------------------------------------------------------------------

11.  Percent of Class Represented by Amount in Row (9):  1.37%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions)   CO









--------------------------------------------------------------------------------

ITEM 1.

     (a)   Name of Issuer

                  Gulfport Energy Corporation

     (b)   Address of Issuer's Principal Executive Offices

                  6307 Waterford Blvd.
                  Building D, Suite 100
                  Oklahoma City, Oklahoma 73118

ITEM 2.

     (a)   Name of Person Filing

                  PMF Partners, L.L.C.
                  Peter M. Faulkner
                  Rumpere Capital, L.P.
                  Rumpere Capital Fund, Ltd.

     (b) Address of Principal Business Office or, if note, Residence

                  PMF Partners, L.L.C.: 767 Third Avenue, Fifth Floor, New York, NY 10017 Peter M. Faulkner: 767 Third Avenue, Fifth Floor, New York, NY 10017 Rumpere Capital, L.P.: 767 Third Avenue, Fifth Floor, New York, NY 10017 Rumpere Capital Fund, Ltd.: c/o HWR Services, P.O. Box 71, Road Town, Tortola, British Virgin Islands

     (c)   Citizenship

                  PMF Partners, L.L.C. - New York
                  Peter M. Faulkner - U.S.A.
                  Rumpere Capital, L.P. - Delaware
                  Rumpere Capital Fund, Ltd. - British Virgin Islands

     (d)   Title of Class of Securities

                  Common Stock

     (e)   CUSIP Number

                  402635106



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B)
        240.13D-2(B) OR (C), CHECK WHETHER THE PERSON IS FILING IS A:

     (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

     (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

     (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



ITEM 4.       OWNERSHIP:

     PMF PARTNERS, L.L.C.

     (a)   Amount beneficially owned:  777,384(1)

     (b)   Percent of class:  7.66%

     (c) Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  none.

           (ii)   Shared power to vote or to direct the vote:  777,384(1)

           (iii) Sole power to dispose or to direct the disposition of: none.

           (iv)   Shared power to dispose or to direct the disposition of:
                                                                      777,384(1)



(1) Represents 638,259 shares of Common Stock of the subject company held by Rumpere Capital, L.P. and 139,125 shares of common stock of the subject company held by Rumpere Capital Fund, Ltd. PMF Partners, L.L.C. is the general partner of Rumpere Capital, L.P. and the investment advisor for Rumpere Capital Fund, Ltd. PMF Partners, L.L.C. disclaims beneficial ownership of any of the securities covered by this Schedule 13G.

     PETER M. FAULKNER

     (a)   Amount beneficially owned: 777,384(2)

     (b)   Percent of class:  7.66%.

     (c) Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  none.

           (ii)   Shared power to vote or to direct the vote:  777,384(2)

           (iii) Sole power to dispose or to direct the disposition of: none.

           (iv)   Shared power to dispose or to direct the disposition of:
                                                                      777,384(2)

(2) Represents 638,259 shares of Common Stock of the subject company held by Rumpere Capital, L.P. and 139,125 shares of common stock of the subject company held by Rumpere Capital Fund, Ltd. Mr. Faulkner is the managing member of PMF Partners, L.L.C., which is the general partner of Rumpere Capital, L.P. and the investment advisor for Rumpere Capital Fund, Ltd. Mr. Faulkner disclaims beneficial ownership of any of the securities covered by this Schedule 13G.



     RUMPERE CAPITAL, L.P.

     (a)   Amount beneficially owned:  638,259.

     (b)   Percent of class:  6.29%

     (c) Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  none.

           (ii) Shared power to vote or to direct the vote: 638,259.

           (iii) Sole power to dispose or to direct the disposition of: none.

           (iv) Shared power to dispose or to direct the disposition of:
                                                                      638,259.



     RUMPERE CAPITAL FUND, LTD.

     (a)   Amount beneficially owned:  139,125.

     (b)   Percent of class:  1.37%.

     (c) Number of shares as to which the person has:

           (i)    Sole power to vote or to direct the vote:  none.

           (ii) Shared power to vote or to direct the vote: 139,125.

           (iii)  Sole power to dispose or to direct the disposition of: none

           (iv) Shared power to dispose or to direct the disposition of:
                                                                      139,125.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

Not applicable.


ITEM 10.      CERTIFICATION.


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February 4, 2000
                                        ----------------
                                                 Date

                               PMF PARTNERS, L.L.C.


                               By:  /s/ Peter M. Faulkner
                                    --------------------------
                                    Peter M. Faulkner
                                    Managing Member

                                     /s/ Peter M. Faulkner
                                   --------------------------
                                        Signature

                                      Peter M. Faulkner
                                   --------------------------
                                           Name



                               RUMPERE CAPITAL, L.P.

                               By:   PMF Partners, L.L.C., its general partner


                               By:  /s/ Peter M. Faulkner
                                   --------------------------
                                    Peter M. Faulkner
                                    Managing Member


                               RUMPERE CAPITAL FUND, LTD.

                               By:  PMF Partners, L.L.C., its investment advisor


                               By:  /s/ Peter M. Faulkner
                                   --------------------------
                                    Peter M. Faulkner
                                    Managing Member